Exhibit 99.1

Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

BrightSphere Names Guang Yang as Executive Chair of the Board of Directors

James Ritchie Retires from BrightSphere’s Board
Bob Chersi Appointed as Lead Independent Director

LONDON, December 3, 2018 — BrightSphere Investment Group plc (NYSE: BSIG) today announced that Guang Yang has been named Executive Chair of the Board of Directors, effective November 30, 2018. Dr. Yang replaces James Ritchie, who is stepping down as Chair and retiring from the Board. In addition, Robert Chersi has been appointed as BrightSphere’s Lead Independent Director.

Dr. Yang served on BrightSphere’s Board of Directors from May 2017 to September 2018, and was a member of the Audit and Nominating and Corporate Governance Committees. His most recent appointment to the Board began in November 2018.

“I welcome this opportunity to lead BrightSphere’s Board of Directors,” said Dr. Yang. “I look forward to working with the current management team and the rest of our Board to grow our business and create long-term shareholder value.”

“I have been delighted to serve on BrightSphere’s Board of Directors since its initial public offering in 2014,” said Mr. Ritchie. “I am confident in BrightSphere’s continued success.”

Dr. Yang is the Managing Partner of H Plus Capital, a private market investment management firm. Dr. Yang was previously an Executive Vice President, Senior Portfolio Manager and Research Analyst at Franklin Templeton Investments Global Equities. He holds a B.S. from the University of Science and Technology of China, a Ph.D. in Neuroscience from Australian National University and an MBA from Harvard Business School. Dr. Yang is also a Chartered Financial Analyst (CFA) charterholder.

Mr. Chersi has been a member of the Board, and Chair of the Audit Committee, since 2016. Mr. Chersi’s career includes roles as a member of the Executive Committee and Chief Financial Officer of Financial Services at Fidelity Investments, and CFO of U.S. Wealth Management/Deputy CFO of Global Wealth Management and Business Banking at UBS.

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Mr. Ritchie was a member of BrightSphere and its predecessor company’s Board of Directors since 2007. Prior to becoming Chair in 2017, Mr. Ritchie chaired the Board’s Audit Committee and served on its Nominating and Corporate Governance Committee.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with approximately $238 billion of assets under management as of September 30, 2018. Its diverse Affiliates offer leading, alpha generating investment strategies to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information, please visit the Company’s website at www.bsig.com.

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